PRICING SUPPLEMENT NUMBER 11                                   Filed Under Rule
(TO PROSPECTUS DATED NOVEMBER 28, 1995)                    424(b)(2) and 424(c)
CUSIP 71345L DZ-8                                             File No. 33-64243
                                   $80,000,000


                                 PepsiCo, Inc.



                     15% DEBT SECURITIES DUE AUGUST 6, 1998
                          Interest Payable Semiannually
                               -----------------------


     Underwriter:                         Smith Barney Inc.

     Initial Offering Price:              109.035%

     Underwriter's Discount:              0.00%

     Currency:                            U. S. Dollars

     Date of Issue:                       August 6, 1997

     Issuance form:                       Book entry

     Scheduled Maturity Date:             August 6, 1998

     Interest Rate:                       15.00% per annum

     Day count basis:                     30/360

     Interest Accrual Date:               August 6, 1997 or the most  recent
                                          date for which interest  has been paid
                                          or provided for,  as the case  may be.
                                          Interest will accrue from each
                                          Interest Accrual Date to but excluding
                                          the next succeeding Interest Payment
                                          Date.

     Interest Payment Dates:              February 6, 1998 and  the   Scheduled
                                          Maturity Date

     Principal Payment Date:              Scheduled Maturity Date

     Business Days:                       New York

     Calculation Agent:                   PepsiCo, Inc.

     Optional Redemption Dates:           Not applicable

     Option to elect prepayment:          None

     Sinking fund:                        Not applicable

     Settlement Date:                     August 6, 1997

The 15% Debt Securities Due August 6, 1998 (the "Notes") will be purchased by the Underwriter at 109.035% of their principal amount, and will be offered to the public at varying prices to be determined by the Underwriter based on prevailing market prices at the time of sale.

For U.S. federal income tax purposes, the Notes will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.


                             ----------------------------

                                SMITH BARNEY INC.
                             ----------------------------
July 23, 1997